Exhibit 99(h)(2)(e)

AMENDMENT NO. 4 TO THE MASTER SERVICES AGREEMENT

This Amendment is made as of the 28 day of March, 2008 by and between MANNING & NAPIER FUND, INC. (FORMERLY, EXETER FUND, INC.), a Maryland corporation (the “Fund”) and MANNING & NAPIER ADVISORS, INC., a New York Corporation (“MNA”).

W I T N E S S E T H:

WHEREAS, the Fund and MNA desire to amend Schedule A of that certain Master Services Agreement entered into as of the 14th day of April, 2000, as amended (the “Agreement”), for the purpose of adding the fees for the new Target Series.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Schedule A of the Agreement shall be amended and restated as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
Name:	B. Reuben Auspitz
Title:	President

MANNING & NAPIER ADVISORS, INC.

By:	/s/ Michelle Thomas
Name:	Michelle Thomas
Title:	Corporate Secretary

AMENDED AND RESTATED SCHEDULE A

To the Master Services Agreement

Manning & Napier Fund Fees. Manning & Napier Advisors, Inc. (“MNA”) shall be entitled to receive an annual fee from Manning & Napier Fund, Inc. (the “Fund”), formerly known as Exeter Fund, Inc., in accordance with the following schedule:

Fund Accounting and Transfer Agency Services

Asset-Based Fee (per annum in basis points)

On incremental net assets of:	2004	2005	2006	2007 & 2008
$0 - $900 million	15	13	12	11
> $900 million - $1.5 billion	11	10	9	7
> $1.5 billion	7	6	5	4

Net assets shall be aggregated across all series, except the new Target Series, to determine a total fee for all series. For purposes of determining the fees payable for Fund Accounting and Transfer Agency services, the value of each Series’ net assets shall be computed in the manner described in the applicable Articles of Incorporation or in such Series’ offering documents (e.g. Prospectus or Statement of Additional Information) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

The foregoing asset-based fees are subject to an annual minimum of $700,000 in asset-based fees. For purposes of clarification, it is understood that fees for the Target Funds shall not be applied to the annual minimum.

Per Account Fees (per annum) for Transfer Agency

Minimum-service* accounts* > 17,500	$12.50 per account
Full-Service accounts* > 5,000	$37.50 per account
Closed accounts > 10,000	$3.00 per account

*

Minimum-service accounts are shareholder accounts for which MNA does not provide certain services. Such accounts are designated as such on MNA’s transfer agency system. All other open accounts are full-service accounts.

Fund Accounting and Transfer Agency Services for the Target funds

Fund Accounting Annual Fee per series	$19,000
Transfer Agency Annual Fees (per cusip)	$12,000
Non-Networked accounts	$20.00
Networked Level III account	$15.00
Closed accounts	$2.00

Additional Fees

These fees are with respect to all the series of the Fund.

Per class in excess of 1 per Series	$10,000 per annum
Anti-money laundering services Identity Checks	$0.17 per identity checked
Early warning software annual fee	$575 per annum
Equifax verification	$5 per request
After-tax total return calculations	$800 per annum per series

Out-of Pocket Expenses. In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

•	Security Pricing. The Fund will reimburse MNA the following fees for providing pricing of securities in the Series of the Fund.

• Per domestic equity security	$0.18 per day
• Per international or bond (other than Municipal security	$0.50 per day
• Per municipal security	$0.55 per day

The foregoing fees will be charged per security regardless of how many series contain such security.

•	Courier and other delivery charges

•	Telephone costs

•	Microfilm costs

•	Banking costs

General. All fees and expense will be billed monthly in arrears and are due within 30 days of invoice date.